EXHIBIT 4.18

SUBORDINATED PROMISSORY NOTE

This Subordinated Promissory Note (“Note”) is executed by Asure Legiant, LLC, a Delaware limited liability company (“Borrower”), and delivered to WG Ross Corp., a Texas corporation (“Lender”), as of the Effective Date of this Note. This Note is one of three subordinated promissory notes that have been executed and delivered pursuant to that certain Asset Purchase Agreement dated the same date as the date of this Note among Borrower, Guarantor, Lender and, with respect to Section 6.6 only, ADI Software, LLC, a Delaware limited liability company (“Purchase Agreement”). The aggregate principal amount of this Note shall be adjusted in accordance with Section 1.3(c) of the Purchase Agreement.

Section 1. Definitions. The following terms shall have the meanings indicated below in this Section 1 when used in this Note.

“Balloon Holdover Note” means that certain subordinated promissory note dated the same date as the date of this Note payable to Lender by Borrower in an original principal amount of $1,761,231.97.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Texas are authorized by law to close.

“Borrower Change of Control” means a sale of all or substantially all of the assets of Borrower or any transaction or series or combination of transactions which results in Guarantor not having control of Borrower, with “control” for such purposes meaning the power, directly or indirectly, to vote 50% or more of the equity and other voting interests of Borrower and to direct or cause the direction of the management and policies of Borrower.

“Default Interest Rate” means a rate of interest equal to eight percent (8%) per annum.

“Effective Date” means December 14, 2011.

“Event(s) of Default” are defined in Section 6 of this Note.

“Former Shareholder Tracking Holdover Note” means that certain subordinated promissory note dated the same date as the date of this Note payable to Lender by Borrower in an original principal amount of $477,536.05.

“Guarantor” means Asure Software, Inc., a Delaware corporation.

“Guarantor Change of Control” means a sale of all or substantially all of the assets of Guarantor, a merger, consolidation or reorganization of Guarantor with and into any other entity other than any such merger, consolidation or reorganization in which owners of the Guarantor immediately prior to such merger, consolidation or reorganization continue to hold at least a majority of the voting power of the surviving entity immediately after such merger, consolidation or reorganization, or a transfer of more than fifty percent (50%) of the outstanding equity voting securities of Guarantor on a fully diluted basis in a single transaction or series or related transactions.

“Lender’s Payment Address” means 1506 Rainbow Bend, Austin, Texas 78703 (or at such other place as the Payee may direct the Borrower in writing).

“Maturity Date” means February 1, 2012.

“Maximum Interest Rate” means the maximum rate of nonusurious interest permitted with respect to the indebtedness evidenced by this Note from time to time by applicable law after taking into account any and all fees, payments, and other charges that constitute interest under applicable law. Unless changed in accordance with applicable law, the applicable rate ceiling under Texas law shall be the weekly ceiling in effect on the date hereof, as provided in Chapter 303 of the Texas Finance Code (as amended), subject to the provisions of Section 303.009 of the Texas Finance Code (as amended).

“Obligated Parties” means Borrower and Guarantor.

“Original Principal Amount” means Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

“Stated Interest Rate” means a rate equal to 0.20% per annum.

Section 2. Borrower’s Promise to Pay.  For value received, Borrower promises to pay to the order of Lender at Lender’s Payment Address in lawful money of the United States of American the Original Principal Amount of this Note, together with interest as provided below in this Note on the unpaid portion of this Note for the period such amount is unpaid. Borrower’s payment and performance of this Note are guaranteed by Guarantor pursuant to a separate Guaranty Agreement dated the same date as the Effective Date of this Note executed by Guarantor in favor of Lender.

Section 3. Interest.  Interest on the outstanding unpaid balance of this Note shall accrue to the Maturity Date, or such earlier date as principal owing under this Note becomes due and payable, at a rate per annum equal to the Stated Interest Rate; provided, however, that during the continuation of any Event of Default, the Borrower shall pay, on demand, at the Lender’s option, interest (after as well as before judgment to the extent permitted by applicable law) on the principal amount outstanding on this Note at a per annum rate equal to the Default Interest Rate, subject in all respects to the limitations and provisions of Section 13 of this Note.

Section 4. Payment Terms.  The outstanding unpaid principal amount of this Note and all outstanding accrued and unpaid interest thereon shall be due and payable in full by Borrower to Lender on the Maturity Date unless otherwise becoming earlier due and payable under this Note by reason of the occurrence of an Event of Default.

Section 5. Right to Prepay.  The Borrower may prepay this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any partial prepayment shall be applied first toward the payment of accrued and unpaid interest and then to the outstanding unpaid principal amount of this Note.  All accrued and unpaid interest shall be payable together with any prepayment of principal.

Section 6. Events of Default.  Each of the following shall constitute an “Event of Default” under this Note:

(i) The failure, refusal or neglect of any Obligated Party to pay when due any part of the principal of, or interest on, this Note if such default is not cured within ten (10) days after the giving by Lender of written notice of such default to the defaulting Obligated Party;

(ii) The failure, refusal or neglect of any Obligated Party to make any payments when due to Lender under Section 5 of the Purchase Agreement if such default is not cured within ten (10) days after the giving by Lender of written notice of such default to the defaulting Obligated Party.

(iii) If any Obligated Party: (a) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (b) generally is not paying its debts as such debts become due; (c) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within thirty (30) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; or (d) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within thirty (30) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party.

(iv) An event of default occurs under the Balloon Holdover Note or the Former Shareholder Tracking Holdover Note.

(v) A dissolution or liquidation of Guarantor occurs, a Borrower Change of Control occurs or a Guarantor Change of Control occurs, in each case on or after the Effective Date of this Note.

Borrower shall give Lender written notice of the occurrence of any Event of Default described in clause (iii) or (v) of the immediately preceding sentence, in each case within three (3) business days after the occurrence of any such event. Borrower shall give Lender ten (10) days prior written notice of a Borrower or Guarantor Change of Control and written notice of the consummation of any such events within three (3) Business Days after the consummation of the same. The failure by Borrower to give any such written notice to Lender shall not constitute an Event of Default hereunder.

Section 7. Acceleration Upon Occurrence of Event of Default.  If any one or more of the foregoing Events of Default has occurred and is continuing, the entire unpaid balance of principal of this Note, together with all accrued but unpaid interest thereon, and all other indebtedness and obligations owing to Lender by the Borrower at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by the Borrower. All rights and remedies of Lender set forth in this Note, and to which the Lender may otherwise be entitled or have at law or in equity, and which shall be cumulative, may also be exercised by the Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

Section 8.  Subordination.  The indebtedness evidenced by this Note is subordinated to the prior payment in full of the Bank Debt (as defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Subordination Agreement effective as of the date of this Note by the Borrower and Lender in favor of JPMorgan Chase Bank, N.A. If an Event of Default under this Note has occurred and is continuing, no circumstances constituting such an Event of Default shall be excused and such an Event of Default shall be deemed to have occurred, notwithstanding that an Obligated Party may be prohibited from making any payment when due under this Note by reason of any prohibition, restriction or provision of the Subordination Agreement or that Lender may be prohibited from or restricted in exercising any of its rights or remedies under this Note by the terms and conditions of the Subordination Agreement.

Section 9.  Payment of Expenses.  If Lender expends any effort in any attempt to enforce payment of all or any part of any sum due Lender under this Note, or if this Note is placed in the hands of an attorney for collection, or if this Note is collected through any legal proceedings, Borrower agrees to pay all collection costs and fees incurred by Lender, including reasonable attorneys’ fees and expenses and court costs. Any amount payable under this Section by Borrower to Lender, to the extent not prohibited by applicable law, shall bear interest from the date of expenditure until reimbursed to Lender by Borrower at the Default Rate.

Section 10.  General Waivers.  Borrower and each other Obligated Party severally waive presentment for payment, demand, notice of intent to accelerate, notice of acceleration, protest and notice of protest and of dishonor and diligence in collecting and the bringing of suit against any other party, and agree to all renewals, extensions, partial payments, releases, subordinations and substitutions of security, in whole or in part, with or without notice, before or after maturity.  The failure by Lender to exercise any of its rights, remedies, recourses, or powers upon the occurrence of one or more defaults shall not constitute a waiver of the right to exercise the same or any other right, remedy, recourse, or power at any subsequent time in respect to the same or any other default.  The acceptance by Lender of any payment under this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Borrower's rights, remedies, recourses, or powers at that time, or any subsequent time, or nullify any prior exercise of any such right, remedy, recourse or power without the written consent of Borrower, except as and to the extent otherwise required by applicable law.

Section 11.  Applicable Law; Jurisdiction; Venue.  This Note is being delivered and is intended to be performed in the State of Texas and shall be construed, interpreted, governed and enforced in accordance with the laws of the State of Texas.  Each of the parties submits to the jurisdiction of the federal or state courts located in Austin, Texas in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and agrees that all claims in respect of any such action or proceeding may be heard and determined by such tribunal.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 12.  Reduction in Interest.  It is the intention of Borrower and Lender to conform strictly to the applicable laws of usury.  All agreements and transactions between Borrower and Lender, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral , are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, late payment, prepayment, demand for prepayment or otherwise, shall the amount contracted for, charged or received by Lender from Borrower for the use, forbearance, or detention of the principal indebtedness or interest of, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law.  Any interest payable hereunder or under any other instrument relating to the loan evidenced hereby that is in excess of the legal maximum, shall, in the event of acceleration of maturity, late payment, prepayment, demand or otherwise, be applied to a reduction of the principal indebtedness hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such principal, such excess shall be refunded to Borrower. To the extent not prohibited by law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading all interest at any time contracted for, charged or received from Borrower in connection with the loan in equal parts during the period of the full term of the loan evidenced by this Note until repayment in full of the principal (including the period of any renewal or extension hereof), so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted under applicable law.

Section 13.  Successors.  The term “Lender” when used in this Note shall include the successors and assigns of Lender and any subsequent owner and holder of this Note.

Section 14.  Extension of Due Date. If the payment of principal or interest to be made on this Note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment beyond the Maturity Date of this Note, in which event the payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due).

This Note is executed and delivered by the Borrower as of the Effective Date.

Asure Legiant, LLC,
a Delaware limited liability company

By: __________________________
Name: ________________________
Title: _________________________